Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated November 17, 2008, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-159879) and related Prospectus of Phoenix Technologies Ltd. for the registration of $50,000,000 of its common stock, preferred stock, debt securities, warrants to purchase common stock, warrants to purchase preferred stock or warrants to purchase debt securities, and units.
/s/ Ernst & Young LLP
Palo Alto, California
June 25, 2009